UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2014

TECHPRECISION CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51378	51-0539828
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

3477 Corporate Parkway, Suite 140
Center Valley, PA 18034
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (484) 693-1700

Copies to:

Scott R. Jones, Esq.
Pepper Hamilton LLP
3000 Two Logan Sq.
18th and Arch Streets
Philadelphia, PA 19103-2799
Phone: (215) 981-4000
Fax: (215) 981-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 22, 2014, TechPrecision Corporation (the “Company”), through its wholly owned subsidiary, Ranor, Inc. (“Ranor”), entered into a Term Loan and Security Agreement (the “TLSA”) with Revere High Yield Fund, LP (“Revere”). Pursuant to the TLSA, Revere agreed to loan an aggregate of $2.25 million to Ranor under a Term Loan Note in the aggregate principal amount of $1.5 million (the “First Loan Note”) and a Term Loan Note in the aggregate principal amount of $750,000 (the “Second Loan Note” and together with the First Loan Note, the “Notes”). The First Loan Note is collateralized by a secured interest in all of Ranor’s Massachusetts facility and certain machinery and equipment at Ranor. The Second Loan Note is collateralized by a secured interest in certain accounts, inventory and equipment of Ranor. Payments under the TLSA and Notes are due as follows: (a) payments of interest only on advanced principal on a monthly basis on the first day of each month from February 1, 2015 until December 31, 2015 with an annual interest rate on the unpaid principal balance of the Notes equal to 12% per annum and (b) the principal balance plus accrued and unpaid interest payable on December 31, 2015. Ranor’s obligations under the TLSA and the Notes are guaranteed by the Company pursuant to a Guaranty Agreement (the “Guaranty Agreement”) with Revere.

Pursuant to the TLSA, Ranor is subject to certain affirmative covenants which, among other things, require Ranor to (1) maintain certain levels of insurance; (2) preserve and defend the collateral; and (3) provide Revere with certain ongoing financial, labor and other information. Additionally, pursuant to the TLSA, Ranor is subject to certain restrictive covenants which, among other things, restrict Ranor’s ability to (1) create, incur, assume, suffer to exist, guarantee or otherwise become or remain, directly or indirectly, liable with respect to any indebtedness, except for under the TLSA and any pre-existing indebtedness; (2) create a valid and perfected lien on or security interest in the collateral; (3) enter into any merger, consolidation or reorganization, or reclassify its stock or suffer a change of control; (4) liquidate, wind up or dissolve itself; (5) sell, dispose, transfer, assign, pledge, license, lease, convey or hypothecate any of the collateral; (6) change its name or business; (7) prepay, redeem, defease, purchase or otherwise any acquire any of its indebtedness; or (8) enter into certain transactions with its affiliates or change its accounting methods. The restrictions of these covenants are subject to certain exceptions specified in the TLSA and in some cases may be waived by written consent of Revere. Any failure to comply with the affirmative covenants or restrictive covenants outlined in the TLSA without waiver by Revere or certain other provisions in the TLSA is an event of default, pursuant to which Revere may accelerate the repayment of the loan.

The Company  utilized approximately $1.45 million of the proceeds of the Notes to pay off loan obligations owed to Santander Bank, N.A. plus breakage fees on a related interest swap of approximately $220,000 under a previous the Loan Agreement with Santander Bank, N.A. The remaining proceeds of the Notes were retained by the Company to be used for general corporate purposes.

The descriptions of the TLSA and Notes are qualified in their entirety by reference to the full text of the TLSA, First Loan Note and Second Loan Note, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated by reference herein. The description of the Guaranty Agreement is qualified in its entirety by reference to the full text of the Guaranty Agreement, a copy of which is attached hereto as Exhibit 10.4 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information presented above under Item 1.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 22, 2014, pursuant to a recommendation by the Compensation Committee of our board of directors (the “Board”), the Board reduced the fees and compensation to be paid to our former Executive Chairman for his services as our Executive Chairman to $0 per month effective March 1, 2014.  Len Anthony, our former Executive Chairman, agreed to such reduction in his fees and compensation for his service as our Executive Chairman.

On December 22, 2014, the Board also adjusted the fees and compensation to be paid to each non-employee member of the Board for services as a director and on each committee of the Board to $0, effective as of January 1, 2014.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Term Loan and Security Agreement, dated December 22, 2014, by and between Revere High Yield Fund, LP and Ranor, Inc.

10.2	Term Note in the original principal amount of $1,500,000 in the name of Revere High Yield Fund, LP, dated December 22, 2014

10.3	Term Note in the original principal amount of $750,000 in the name of Revere High Yield Fund, LP, dated December 22, 2014

10.4	Guaranty Agreement, dated December 22, 2014, by and between TechPrecision Corporation and Revere High Yield Fund, LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 29, 2014	By:	/s/ Richard Fitzgerald
	Name:	Richard Fitzgerald
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Term Loan and Security Agreement, dated December 22, 2014, by and between Revere High Yield Fund, LP and Ranor, Inc.

10.2	Term Note in the original principal amount of $1,500,000 in the name of Revere High Yield Fund, LP, dated December 22, 2014

10.3	Term Note in the original principal amount of $750,000 in the name of Revere High Yield Fund, LP, dated December 22, 2014

10.4	Guaranty Agreement, dated December 22, 2014, by and between TechPrecision Corporation and Revere High Yield Fund, LP